UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 22, 2003

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 Light Street, Baltimore, Maryland	21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(410) 539-0000

Not Applicable

(Former name or former address if changed since last report)

Item 12.	Results of Operations and Financial Condition.

On October 22, 2003, Legg Mason, Inc. ("Legg Mason") announced its results of operations for the quarter ended September 30, 2003. A copy of the related press release is attached hereto as Exhibit 99.

The press release disclosed Legg Mason's net earnings and earnings per share for the three and six month periods ended September 30, 2003 excluding a litigation award pre-tax charge of $17.5 million (which decreased reported earnings by $0.13 per diluted share) and a $10.9 million pre-tax gain from the sale of its mortgage servicing operations (which increased reported earnings by $0.10 per diluted share when combined with the earnings of that discontinued operation). Legg Mason calculated its earnings and earnings per share excluding the litigation charge and the disposition of its mortgage servicing operations because each of these items was of a magnitude that Legg Mason had not previously experienced for a single litigation award or sale of a business. Legg Mason's management believes that these non-GAAP financial measures are useful to investors because they provide information that investors may use to compare with measures for prior periods that did not include similar items of that magnitude or to project future periods that may not include similar items of that magnitude. These non-GAAP financial measures were included in the press release in an effort to provide additional information and clarity about Legg Mason's results of operations, and not as a substitute for, or a replacement of, Legg Mason's net earnings and earnings per share calculated under generally accepted accounting principals.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: October 22, 2003	By:	/s/ Robert F. Price

Robert F. Price
Senior Vice President, Secretary
and General Counsel

LEGG MASON, INC.

EXHIBIT INDEX

Exhibit No.	Subject Matter

99	Press Release of Legg Mason, Inc. dated October 22, 2003.